Exhibit 5.2

April 12, 2016

Gogo Inc.

111 North Canal Street

Suite 1500

Chicago, Illinois 60606

Registration Statement on Form S-3

of Gogo Inc.

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of Gogo Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the filing on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Prospectus”), which provides that it may be supplemented by one or more prospectus supplements, relating to the offer and sale from time to time of shares of Common Stock of the Company, par value $0.0001 per share, by certain selling stockholders of the Company (the “Shares”).

In rendering the opinion expressed below, I, or lawyers on the legal staff of the Company working under my supervision, have (a) examined and relied on the originals, or copies certified or otherwise identified to my or their satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as I have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to me and (c) made such investigations of law as I have deemed necessary or appropriate as a basis for such opinion. In rendering the opinion expressed below, I have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to me as originals, (ii) the genuineness of all signatures on all documents that I examined, (iii) the conformity to authentic originals and completeness of documents submitted to me as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, I am of the opinion that as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

I express no opinion as to the laws of any jurisdiction other than the State of Delaware.

Very truly yours,

/s/ Marguerite M. Elias
Marguerite M. Elias Executive Vice President and General Counsel Gogo Inc.

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